EXHIBIT 12.1--STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (IN THOUSANDS, EXCEPT RATIOS)

                                                    YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------   NINE MONTHS ENDED
                                            1992        1993        1994        1995     SEPTEMBER 30, 1996
                                        ----------  -----------  ---------  ----------  ------------------
Income (loss) before income taxes
 and extraordinary items ..............   $(2,208)    $(14,919)    $ 3,310    $(4,396)        $(30,084)
Interest ..............................     3,610        7,351       9,332     12,903           22,169
Interest portion of rent expense  .....       260          260         387        502              593
                                        ----------  -----------  ---------  ----------  ------------------
Earnings ..............................   $ 1,662     $ (7,308)    $13,029    $ 9,009         $ (7,322)
                                        ==========  ===========  =========  ==========  ==================
Interest ..............................   $ 3,610     $  7,351     $ 9,332    $12,903         $ 22,169
Interest portion of rent expense  .....       260          260         387        502              593
                                        ----------  -----------  ---------  ----------  ------------------
Fixed charges .........................     3,870        7,611       9,719     13,405           22,762
Preferred stock dividend requirements         385          557         627        291            3,551
                                        ----------  -----------  ---------  ----------  ------------------
Combined fixed charges and preferred
 stock dividends ......................   $ 4,255     $  8,168     $10,346    $13,696         $ 26,313
                                        ==========  ===========  =========  ==========  ==================
Ratio of earnings to fixed charges (1)         --           --         1.3         --               --
                                        ==========  ===========  =========  ==========  ==================
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends (1) ........................        --           --         1.3         --               --
                                        ==========  ===========  =========  ==========  ==================

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(1)    Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $33,635,000, $4,687,000, $15,476,000 and
       $2,593,000 for the nine months ended September 30, 1996, and the years ended December 31, 1995, 1993, and 1992, respectively. Earnings were insufficient to cover fixed charges by $30,084,000, $4,396,000, $14,919,000 and $2,208,000 during the nine months ended September 30, 1996, and the years ended December 31, 1995, 1993 and 1992, respectively.